Small Enterprise Loan Contract

Notice: This series of contracts regards loans between two equal parties, legally established based on commercial negotiations. All contract provisions express the true meaning of both parties. In order to protect the borrower’s legal rights and interests, the lender specially requests that the borrower pay close attention to all rights and responsibilities of both parties, particularly those written in boldface print.

Lender:	China Industrial and Commercial Bank, Jianyang Branch
Responsible Party:	Qiu Ansheng
Contact:	Zhang Hanpu
Address:	Jianyang City, Renmin Road #5
Post Code:	354200
Phone:	5843362
Fax:	5830387
Email:	(blank)

Borrower:	Fujian Yaxin Food Co., Ltd.
Legal Representative:	Ye Wenfu
Contact:	(blank)
Address:	Jianyang City, Taxia Industrial Park
Post Code:	354200
Phone:	13859371468
Fax:	(blank)
Email:	(blank)

             The borrower and the lender, through equal negotiations, have come to an agreement that the lender shall extend to the borrower a loan, for which purpose this contract is established.

PART ONE:    BORROWING CONDITIONS

ARTICLE 1      LOAN USE

             Under this agreement, the loan is to be used for financial resources and materials. Absent the written agreement of the lender, the borrower may not change its use, and the borrower has the right to supervise the use.

ARTICLE 2      LOAN AMOUNT AND PERIOD

2.1	Under this agreement, the loan shall be made in RMB, in an amount of five million (5,000,000) RMB.

2.2	Under this agreement, the loan shall be for a period of one year, from the date of the actual loan transfer. The date of the loan transfer will be determined with reference to the loan receipt.

ARTICLE 3      INTEREST RATE AND INTEREST PAYMENT

3.1	RMB Loan Interest Rate:

The RMB Loan Interest Rate will be calculated according to method 1 below:

(1)	Fixed interest rate, yearly, of 6.941%, which shall not change from the effective date of this Contract.

(2)

Floating Interest Rate: Loan interest rate will be determined with reference to base interest rate plus a floating range. The base rate will be ______ (as of the Loan Transfer Date/Contract Effective Date), and in accordance with clause 2.2, the Loan Period’s corresponding base interest rate as established by the People’s Bank of China, floating by ____ %. During the Contract Period, this floating range may not be changed. After the Borrower has received the Loan, interest will be periodically calculated once every _____ (1/3/6/12) months and the rate adjusted. The second interest rate period will be dated from the day after the first loan period following the loan. If that calendar date does not exist, then it shall be dated from the last day of the month, with later periods calculated in the same way. The Borrower’s interest rate for sums drawn will be adjusted according to method ___ below:

(A)	Regardless of how many times money is drawn in a given period, once per period, according to that period’s interest rate, and in the same way the following period.

(B)	Each sum drawn will have its interest rate calculated separately.

(3)	Other: (blank)

3.2	Foreign Exchange Loan Interest Rate:

The Foreign Exchange Loan Interest Rate will be determined according to method ____ below:

(1)	Fixed interest rate, yearly, of _____, which shall not change from the effective date of this Contract.

(2)

Floating interest rate, based on the ____ month LIBOR/HIBOR average as base, with _____ basis points added to reach the marginal interest rate. During the Contract Period, this margin shall not change. Each sum drawn upon will have its interest separately calculated. After the Borrower has drawn upon the loan, the base interest rate will be adjusted according to method ____ below:

(A)

The base interest rate will float according to its corresponding period. The second interest rate period will be dated from the day after the first loan period following the loan. If that calendar date does not exist, then it shall be dated from the last day of the month, with later periods calculated in the same way.

(B)	The base interest rate will be adjusted from the first day of each interest period.

(3)	Other: (blank)

3.3

Under this agreement, interest will be calculated starting from the actual date of the borrower drawing upon the loan, and settled on a monthly basis. When the loan matures, the principal shall be repaid with interest. The daily interest rate will be calculated by dividing the yearly interest rate by 360.

3.4	Under this agreement, the penalty for delayed interest payment will be the base interest rate plus 30%; the penalty for misuse of the loan shall be the base interest rate plus 50%.

ARTICLE 4      WITHDRAWALS

             The Borrower should draw upon the Loan according to his actual needs, with the first such withdrawal coming no later than April 30th, 2011, and the final withdrawal coming before April 30th, 2011, otherwise the Lender has the right to terminate all or a portion of the Loan.

ARTICLE 5      REPAYMENT

5.1	Under this agreement, the Borrower shall repay the loan according to method 1 below:

	(1)	One-time payment upon loan maturity.

	(2)	According to the following repayment schedule (attached)

5.2

Under this agreement, the Borrower should, in the following situations, immediately repay the corresponding investment after receiving; because this will lead to early repayment, the Borrower need not pay any compensatory fees: _______________.

5.3	Other than situations covered by 5.2 above, if the Borrower repays the loan early, the Borrower should pay a compensatory fee of ___% for early repayment.

ARTICLE 6      COVENANTS

6.1	Under this agreement, the Borrower covenants to the Lender in following way: deposit.

6.2	Under this agreement, the highest amount covered by a loan covenant corresponds to the following contract:

Contract Name:	Highest Deposit Contract (Doc. Number: 2011, Jianyang, Number 0024)
Depositor:	Fujian Yada Group Co., Ltd.

ARTICLE 7      FINANCIAL CONVENTIONS (Optional Clause)

Within the effective period of this contract, the Borrower should abide by the following financial directions and conventions: _____________

ARTICLE 8      DISPUTE RESOLUTION

             Under this agreement, the following dispute resolution method will be used: 2.

(1)

Disputes will be submitted to _____ for arbitration, and according to timely application and applicable principles of arbitration, will be arbitrated at _____. The arbitration decision will have binding effect on both parties.

(2)	Litigation in the jurisdiction where the lender is located.

ARTICLE 9      MISCELLANEOUS

9.1	This contract exists in two originals, with the Borrower and the Lender each possessing one original, each with equal legal effectiveness.

9.2	The following attachments have been agreed by the Parties to constitute part of this Contract and have the same effectiveness as this Contract:

Attachment 1: Form of Withdrawal Notice
Attachment 2: Entrusted Payment Agreement

ARTICLE 10   OTHER AGREEMENTS OF THE PARTIES

10.1	The Borrower may not make promises or covenants to another party without the Lender’s prior agreement.

10.2	The Company shareholders also take responsibility for the Highest Deposit Contract (Doc. Number: 2011, Jianyang, Number 0024).

PART TWO    SMALL ENTERPRISE LOAN CONTRACT PROVISIONS

ARTICLE 1      INTEREST RATE AND INTEREST

1.1

For foreign currency loans, the LIBOR rate as of 11 AM on the day of the withdrawal or two days previous, as calculated based on the LIBOR, as reported by Reuters online under the symbol “LIBO”, and the HIBOR rate as of 11:15 AM on the day of the transaction or two days previous, as calculated based on the HIBOR reported by Reuters online under the symbol “HIBO”.

1.2	Under this agreement, if the floating interest rate is used, after the loan is overdue, interest will continue to be calculated according to the same method.

1.3

Interest on the loan will be settled monthly on the 20th of each month; quarterly interest settlement will be on the 20th of the last month of each quarter; twice- yearly interest will be settled on June 20th and December 20th , respectively.

1.4

The first interest period starts from the day the first actual withdrawal is made by the Borrower and ends on the day of the first interest settlement; the last interest period starts from the last interest settlement date to the date the loan is repaid; other interest periods are from the end of one interest period to the beginning of the next.

1.5

If the People’s Bank of China adjusts the interest rate, then according to the relevant rules of the People’s Bank of China, the Lender shall adopt the relevant procedures and need not separately notify the Borrower.

ARTICLE 2      LOAN ISSUANCE AND PAYMENT

2.1	For the Borrower to take the loan, they must satisfy the following conditions, otherwise the Lender has no duty to issue any sum, unless the Lender agrees to first issue the loan:

(1)

Other than credit loans, the Borrower has already, according to the Lender’s request, provided corresponding covenants, and all related covenant procedures are completed, and there has been no negative change to the covenants to the Lender;

(2)

Each time a withdrawal is made, the Borrower, under this Contract, must make true, accurate and complete statements and guarantees that no violation has occurred under this or any other Contract between the Lender and the Borrower; and

(3) Borrower must provide materials proving the use of the loan conforms to its intended use.

2.2	The Borrower must, in addition to the above-stated requirements of 2.1, satisfy the following conditions:

(1)	The loan project has already received necessary government approvals and permits (if applicable);

(2)	The loan project capital or other capital has satisfied the necessary amount in the time period and ratio required;

(3)	No cost overruns have occurred or any cost overruns have been dealt with; and

(4)	The project has proceeded or been completed according to plan, and the project has actually begun with the matching investment amount.

2.3	When the Borrower withdraws funds, they should submit a Withdrawal Notice to the Lender five bank working days prior to the withdrawal. Once the notice is sent, it may not be cancelled without the written approval of the Lender.

2.4

Once the Borrower has satisfied the above preconditions to withdrawal or otherwise received the approval of the Lender, the Lender will enter the requested amount into the Borrower’s account, thereby issuing the loan to the Borrower according to this Contract.

2.5

According to relevant supervisory regulations and management requests of the Lender, funds should be withdrawn and used according to the Lender’s entrusted payment method, and the Lender, according to the Borrower’s withdrawal notice and entrusted payment, will pay the loan amount to an account meeting conditions under this Contract. To this end, the Borrower and the Lender should sign an Entrusted Payment Agreement as an attachment to this Contract, and set up an account specially to facilitate the entrusted payment.

ARTICLE 3      REPAYMENT

3.1

Lender shall fully and timely return the principal , interests and other payables in term of the stipulation of this Agreement. Borrower shall, on repayment date and every banking day before the expiry date for interest, fully deposit the current interest payable, principle and other payables in his account for repayment under Lender’s bank. Lender is entitled to offer claims or require Borrower to cooperate to handle procedures relate to repayment on such repayment date and expiry date for interest. If the amount in account for repayment is not enough for current payables of Borrower, Lender has the right to decide the order of debts liquidation.

3.2

Borrower shall submit application in written for partly or fully voluntary repayment to Lender ten (10) banking days in advance, get approval of Lender and pay compensation to Lender in accordance with the standards under this Agreement.

3.3	Approved by Lender, Borrower shall pay off all the payable principal, interest and other payables in light of the stipulation of this Agreement on voluntary repayment date.

3.4	Lender is entitled to withdraw the funds in advance based on the capital inflow conditions of Borrower.

3.5

If the term of debt is shortened due to the voluntary repayment of Borrower or Lender withdrew funds in advance in accordance with provisions of this Agreement, the borrowing rate shall not be adjusted and is still the same as the original ones.

ARTICLE 4      GUARANTEE

4.1	Borrower shall provide true and correct guarantee accepted by Lender for its obligation performance under this Agreement. A guarantee agreement will be entered into separately.

4.2	In case of the following matters occurred to collaterals, Borrower shall timely report to Lender and provide other collaterals accepted by Lender:

(1)	Damages;
(2)	Devaluation;
(3)	Disputes on property right;
(4)	Collaterals are sealed up or seized;
(5)	Guarantee selfishly deals with collaterals;
(6)	Adverse changes to guarantor’s financial position happened; or
(7)	Other adverse changes to creditor occurred.

4.3

In term of the approval of Lender, if the loan under this Agreement which is warranted by pledge with account receivable and the one of the following conditions occurred, Lender is entitle to declare that the loan comes due immediately, claim for the repayment of all or part of principal and interest to Borrower at once or add lawful and valid warranties in full that have been accepted by Lender:

A.	the rate of bad debts of the account receivable from pledgor to payer improved for two months in a row;

B.	the due but unclaimed accounts receivable from pledgor to payer is more than 5% of the amount of remaining balance of the account receivable;

C.

trade disputes (including but without limitation disputes about quality, technology or service) or debt disputes raised between pledgor and payer or third parties so that account receivable may not be paid on time.

ARTICLE 5      ACCOUNT MANAGEMENT

5.1

If the loan under this Agreement is for the needs of liquidity like turnover of funds during operation, Borrower shall designate a special account for inflow funds under Lender’s bank to gather sales revenue or planed repayment funds. Borrower shall transfer the sales revenue that settled in non-cash into the account for inflow funds after receiving funds.

5.2

Lender has the right to supervise and control the account for inflow funds, including but not limit to know about and supervise the revenues and payments of such account, which Borrower shall comply. Borrower and Lender shall enter into a special agreement on account supervision under the requirements of Lender.

ARTICLE 6      REPRESENTATIONS AND WARRANTIES

             Borrower agrees to make following representations and warranties to Lender which shall be valid during the term of this Agreement:

6.1	It has legal status of subject for the borrowing and has qualification and ability to sign and execute this Agreement.

6.2

It has received all the needed authorizations or approvals to sign this Agreement; its signing and execution of this Agreement will not violate company’s article of association, shareholders’ capital contribution agreement, agreement on association, partnership agreement and relevant laws and regulations; it will not conflict with obligations under other agreements.

6.3	Other payable debts have been repaid on time and there is no malicious default on paying back principal and interest of bank loan.

6.4	In recent one year of operation did not appear significant violations of regulations or discipline; existing officers do not have any adverse records.

6.5	All the documents and materials provide for Lender are true, accurate, intact and valid and there do not exist falsehoods, major omissions or misleading statements.

6.6	Did not hide its litigations, arbitrations or claims from Lender.

6.7	Relevant items and the loan shall subject to laws and regulations if the loan under this Agreement is for the purpose of fixed assets investment.

ARTICLE 7      BORROWER’S PROMISES

7.1

The inflow and usage of the loan shall be subject to the term and purpose under this Agreement. The borrowed money shall not inflow into securities market, futures market or involve any other usage banned or limited by relevant laws or regulations in any forms.

7.2	It will repay the principal, interest and other payables in accordance with the stipulations of this Agreement.

7.3

It will accept and active participate in Lender’s inspection and supervision on funds usage in the ways of account analysis, certificate inspection, investigate on spot etc. It will report regularly on the utilization of borrowed funds under the requirement of Lender.

7.4

It will accept creditor checking of Lender; provide true, accurate, intact financial documents and other materials reflecting the repayment ability of Borrower, including all opening banks, account numbers and deposit balance etc; it will active cooperate with Lender to investigate, be informed and supervise the business operation and financial situation.

7.5	It will not distribute dividends and bonus before pay out the principal, interest and other payables under this Agreement.

7.6

When merger, split-up, decrease capital, major changes in stock rights, participate in or withdraw from partnership, material transfer of assets and credit, material investment aboard, substantial increase of debt financing or other actions may cause adverse effects on Lender’s rights occur, approvals in written of Lender is needed in advance.

7.7	Borrower has to inform Lender when any of the following circumstances occur:

A.	The name, company chops, articles of association, legal representative, principal persons or notice address etc. changes;

B.	It is closed down, dismissed, liquidated, suspended, its business license is revoked or it applies for bankruptcy (or being applied for bankruptcy);

C.

It is involved in or will be engaged in material economic disputes, litigations, arbitrations; or its assets is sealed, seized or enforced; or it is placed on file for investigation and prosecution or is took penalty procedure by judicial organizations, tax administrations or industrial and commercial administrations.

D.	Its shareholders, directors and existing officers or shareholders and founders are involved in important cases or economic disputes.

7.8	It will accurately and comprehensively disclose relevant relationships and relevant transactions to Lender without delay.

7.9	It will timely acknowledge all kinds of notices sent by Lender or delivered in other ways.

7.10	It shall not deal with self-owned assets in the way of deducting repayment ability; it will not damage the rights of Lender when providing guarantee for third parties.

7.11

It will afford expenses result from the establishment and performance of this Agreement and the paid and unpaid fees of Lender to fulfill the creditor’s right under this Agreement, including but not limit to fees for litigation or arbitration, Property preservation fees, fees for counsel, performance fees, valuation fees, auction fees, publication fees etc.

7.12

Compared with debts for shareholders, legal representative or principals, partners, main founders or officers, the debt of Borrower under this Agreement shall has priority and such debt shall at least equal to the same kind of debts of Borrower’s other creditors.

ARTICLE 8      LENDER’S PROMISES

8.1	It will offer loans to Borrower pursuant to the Agreement.

8.2	It will hold confidential obligations on undeclared materials and information about the finances and business operations provided by Lender.

ARTICLE 9      BREACH

9.1	Any of the following events will indicate that the Borrower is in breach of this Contract:

	(1)	The Borrower fails to pay amounts owed under this Contract, or fails to carry out any of its duties hereunder, or violates any statement, guarantee or promise hereunder;

	(2)	Any change takes place that, under this agreement, has a negative effect on the interests of the Lender, for which the Borrower does not acquire the approval of the Lender;

(3)

The Borrower is unable to pay any other debt upon its maturity (including those declared due) or cannot carry out or violates any other responsibilities under this Contract, will or may negatively influence the Borrower’s ability to carry out its responsibilities under this Contract;

(4)

The Borrower’s earnings power, ability to repay, business operation ability, or cash flow and other financials exceed agreed-upon standards, or there occurs or may occur an event negatively influencing the Borrower’s ability to carry out its responsibilities under this Contract;

(5)

The Borrower’s business operations or foreign investment suffers a material adverse event that will or may negatively influence the Borrower’s ability to carry out its responsibilities under this Contract;

(6)

The Borrower or its shareholders, legal representative, responsible party, partner, key investor, key person or key management personnel are involved in or may become involved in material economic conflicts, litigation, arbitration, or assets are frozen, detained, or is subject to enforcement, or such personnel are subject to investigation or legal penalty as a result of legal or administrative proceedings, or by violating any national regulation or policy exposes national secrets, that will or may negatively influence the Borrower’s ability to carry out its responsibilities under this Contract;

(7)

There occurs any change in the shareholders of the Borrower or any change in the relationship of the controlling shareholders, the partners, or any joint venture, or any partner, key investor, key person or key management personnel are changed, are missing, or limited in personal freedom or under a legal investigation, that will or may negatively influence the Borrower’s ability to carry out its responsibilities under this Contract;

(8)

The Borrower uses a false contractual relationship with a related party or a false transactional background, to get the Lender’s funds or cause it to extend credit to the Borrower, or the Borrower, through a related transaction, intentionally avoids its debt to the Lender in an attempt to have the debt cancelled;

(9)	The Borrower has or may go out of business, dissolve, be liquidated, cease operation for reorganization, have its business license revoked or cancelled, or apply for (or be applied for) bankruptcy;

(10)

The Borrower, as a result of violating rules on food safety, manufacturing safety, environmental protection and related laws, regulations or industry standards, be responsible for or cause an accident which will or may negatively influence the Borrower’s ability to carry out its responsibilities under this Contract;

(11)	The Borrower’s legal representative, partners, key investors, key persons, or key management personnel are involved in criminal activities, drugs, gambling, smuggling or related illegal activities;

(12)	The Borrower owes taxes or other fees or falls behind on any usual payments, including worker salaries; and

(13)	Any other occurrence that may negatively influence the Lender’s rights under this Contract.

9.2	In the event of Borrower’s breach, Lender may take any of the following steps:

	(1)	Request that the Borrower correct the violation by a certain date;

	(2)	According to this and any other contract between the Lender and the Borrower, cancel a portion or all of the loan which the Borrower has not yet withdrawn;

	(3)	Declare any sums owed under this and any other contracts between Borrower and Lender to be immediately due;

	(4)	Request the Borrower repay any losses sustained as a result of the breach; and

	(5)	Any other measures permissible under relevant laws and regulations and viewed as necessary by the Lender.

9.3

When the loan matures (including when it has been declared immediately due) and the Borrower cannot repay it, the Lender may, from that day, begin to collect interest at a penalty rate, as set out in this Contract. Interest not timely repaid by the Borrower may be recovered through the penalty interest rate.

9.4

If the Borrower misuses funds loaned under this Contract, the Lender may, from the day the Borrower began the violation, collect penalty interest on the portion so misused, including interest on the misused portion at a penalty interest rate.

9.5	If the situations contemplated by clauses 9.3 and 9.4 above simultaneously occur, the penalty interest rate may only be applied to one of the violations.

9.6	If the Borrower cannot timely repay the loan principal, interest (including penalty interest) or other sums owed, the Lender may publicly declare them to be in arrears.

9.7

If any change in the control relationship between the Borrower and any related party occurs, or any situation other than those contemplated by 9.1 (1) and (2) above occur to a related party of the Borrower, which will or may negatively influence the Borrower’s ability to carry out its responsibilities under this Contract, the Lender may take any measures contemplated by this Contract.

ARTICLE 10   COLLECTIONS

10.1

If the Borrower does not, in accordance with this Agreement’s expiration, repay all debts (including where immediate expiration has been announced), the Lender will have the right to collect the owed sum from foreign currency accounts opened by the Borrower with the Lender or any other branch of the Industrial and Commercial Bank of China, until the amount owed by Borrower under this agreement has been repaid.

10.2	Funds collected in currencies different than in this Contract

10.3	If funds collected by the Lender do not satisfy the amount owed by the Borrower, the Lender will have the right to decide the priority for creditors.

ARTICLE 11   TRANSFER OF RIGHTS AND RESPONSIBILITIES

11.1

The Lender has the right to transfer part or all of its rights to a third party without the agreement of the Borrower. Without the written agreement of the Lender, the Borrower may not transfer any of its rights under this Agreement.

11.2

The Lender, or the Industrial and Commercial Bank of China (“ICBC”) may, according to business needs, empower or entrust, or allocate to another branch of ICBC the rights and responsibilities of this Contract. The Borrower hereby expresses agreement, and the Lender need not receive the Borrower’s further agreement to any of the above actions. The ICBC branch receiving the Lender’s rights and responsibilities shall have the right to pursue litigation, submit matters to arbitration, and apply for compulsory enforcement of this Contract.

ARTICLE 12   EFFECTIVENESS, AMENDMENT, AND TERMINATION

12.1	This Contract is effective as of the date it is signed and remains in force until the day all of Borrower’s responsibilities under this Contract are complete and terminated.

12.2

Any amendment to this Contract requires negotiation between the parties and should be expressed in writing. Any amendment provisions to this Contract are a part of the Contract, and this Contract retains the same legal effectiveness. Non- amended provisions remain effective. Prior to amendment, provisions to be amended remain effective.

12.3

Amendments to or deletions from this Contract shall not affect the previously concluded right of each party to ask for compensation for losses. Deletions from this Contract shall not affect the effectiveness of Dispute Resolution provisions.

ARTICLE 13   LEGAL USE AND DISPUTE RESOLUTION

             This Contract’s establishment, effectiveness, explanations, performance and dispute resolution shall be in accordance with the laws of the People’s Republic of China. All disputes arising from or under this Contract should first be discussed between the Parties; disputes not capable of being resolved between the parties should be resolved in the appointed manner.

ARTICLE 14   ENTIRE CONTRACT

             This Contract, including both part one (Loan Conditions) and part two (Small Enterprise Loan Contract Provisions), is a single complete loan contract. Identical language used in both parts has the same meaning in each.

ARTICLE 15   NOTICE

15.1

Under this Contract, all notices must be in writing. Other than those agreed upon, all notices must be sent to the notice addresses of both parties. Any change in the notice address of either party must be communicated in writing to the other party.

15.2	In the event either side refuses to receive notice or any other event preventing delivery of notice occurs, notice may take the form of a notary or public notice.

ARTICLE 16   OTHER MATTERS AGREED

16.1	Failure or incompletion or delay of exercise of any right under this Agreement by the Lender shall not constitute a waiver or variation, or affect the further exercise of the right or any other right.

16.2

Should any provision under this Agreement prove to be invalid or unenforceable, the validity and enforceability of the other provisions under this Agreement, or the effectiveness of the entire Agreement.

16.3

Lender has the right to provide credits information related to this Agreement, or of Borrower for the credit information database of People’s Bank of China, and other credit information database constituted by law. The information is open to organizations and individuals appropriately qualified to search queries and use. Lender is entitled to look for credit information of the Borrower regard to the aforesaid databases and other credit information database constituted by law for the purpose of the establishment and performance of the Agreement.

16.4

The terms “Related Party ”, “Relation of Related Party”, “Related Party Transactions”, “Main Individual Investor”, “Key Managerial Personnel” referred in this Agreement shall have the same meaning as they are mentioned in the “Enterprise Accounting Standards No. 36 – Related Party Disclosure” (Finance and accounting [2006] No. 3) decreed by Ministry of Finance and its revisions thereafter.

16.5

The documents and vouchers in respect of the Agreement made and preserved by the Lender under its business rules that constitutes valid evidence of the rights and liabilities between the Lender and the Borrower shall be binding on the Borrower.

16.6

Under this Agreement, (i) all references to the Agreement shall include the modification and extension to this Agreement, (ii) headings of provisions are inserted for reference only and shall not constitute any interpretation of this Agreement or any restrictions to the content and scope under the headings, (iii) in the process of the implementation of this Agreement, should any draw or due date be a non-banking business day, it shall postpone to next banking business day.

             Both Parties affirm: the Lender and the Borrower have conducted a full consultations on all the provisions under this Agreement. The Lender has called the Borrower’s special attention on all the provisions related to the rights and liabilities of both Parties to gain a comprehensive and accurate understanding, and has given specific explanations on the provisions at the requests of the Borrower. The Borrower has carefully read and fully understand all the provisions under the Agreement (including Part 1 “Loan Conditions” and Part 2 “Small Enterprise Loan Contract Provisions”). Both Parties have a consistent understanding to the provisions under this Agreement and are unanimous in the content of the Agreement.

Lender (seal): Industrial and Commercial Bank of China Limited. Jianyang Branch

Principal/Authorized Agent: __________________

Borrower (seal): Fujian Yaxin Food Development Co., Ltd.

Legal Representative/Authorized Agent: ______________________

Signing Date: April 6, 2011